EXHIBIT (j)(1)

CONSENT OF COUNSEL

We hereby consent to the use of our name and to the references to our Firm under the caption “Additional Trust Information – Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information included in Post-Effective Amendment No. 101 to the Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), of Northern Institutional Funds (File Nos. 2-80543 and 811-03605). In giving such consent, however, we do not admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ FAEGRE DRINKER BIDDLE & REATH LLP
Faegre Drinker Biddle & Reath LLP

Philadelphia, Pennsylvania

March 26, 2021